Exhibit 99.1

Blackstone Closes GSO Acquisition

New York, March 4, 2008: The Blackstone Group L.P. (NYSE: BX) announced today that it closed the previously-announced acquisition of GSO Capital Partners LP and certain of its affiliates on March 3, 2008. The purchase price, subject to certain closing adjustments, paid by Blackstone consists of cash and Blackstone Holdings Partnership Units currently valued at $635 million in the aggregate, plus up to an additional targeted $310 million to be paid over the next five years contingent upon the realization of specified earnings targets over that period. Additionally, profit sharing and other compensatory payments subject to performance and vesting may be paid to the GSO personnel.

GSO is an alternative asset manager specializing in the leveraged finance marketplace, with approximately $10 billion under management. It manages a multi-strategy credit hedge fund, a mezzanine fund, a senior debt fund and various CLO vehicles.

Contact:

John Ford

The Blackstone Group

+1 212 583 5559

ford@blackstone.com

The Blackstone Group

The Blackstone Group is a leading global alternative asset manager and provider of financial advisory services. Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt funds, proprietary hedge funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement service. Further information is available at www.blackstone.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in our prospectus dated June 21, 2007, filed with the SEC in accordance with Rule 424(b) of the Securities Act on June 25, 2007, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Blackstone undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.